As Filed with the Securities and Exchange Commission on November 10, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MediWound Ltd.
(Exact Name of Registrant as Specified in its Charter)

N/A
(Translation of Registrant’s name into English)

Israel	2833	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

42 Hayarkon Street
Yavne 8122745, Israel
+972 (77) 971-4100
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Rosenberg, Esq. Joshua G. Kiernan, Esq. Nathan Ajiashvili, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Tel: (212) 906-1200	Yaron Mayer, Adv. Tamar Fishman-Jutkowitz, Adv. MediWound Ltd. 42 Hayarkon Street Yavne 8122745, Israel +972 (77) 971-4100	David Glatt, Adv. Haim Gueta, Adv. Jonathan M. Nathan, Adv. Meitar | Law Offices 16 Abba Hillel Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and neither we nor the selling shareholders are soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 10, 2022

PROSPECTUS

MediWound Ltd.

28,153,058 Ordinary Shares

This prospectus relates to the resale by the selling shareholders named in this prospectus from time to time of up to 28,153,058 of our ordinary shares, par value NIS 0.01 per share. These 28,153,058 ordinary shares consist of:

●
9,853,058 ordinary shares (the “Pre-Funded Warrant Shares”) issued or issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) that were issued pursuant to the securities purchase agreement, dated as of September 22, 2022, by and among us and the purchasers named therein (the “PIPE Securities Purchase Agreement”);

●
9,853,058 ordinary shares (the “Series A Warrant Shares”) issued or issuable upon the exercise of series A warrants (the “Series A Warrants”) that were issued pursuant to the PIPE Securities Purchase Agreement;

●
7,575,513 ordinary shares (the “RD Warrant Shares”) issued or issuable upon the exercise of the registered direct series A warrants (the “RD Warrants”) that were issued pursuant to the registered direct securities purchase agreement, dated as of September 22, 2022, by and among us and the purchasers named therein (the “RD Securities Purchase Agreement”); and

●
871,429 ordinary shares (the “Wainwright Warrant Shares,” and together with the Pre-Funded Warrant Shares, the Series A Warrant Shares and the RD Warrant Shares, the “Warrant Shares”) issued or issuable upon the exercise of the warrants issued to H.C. Wainwright & Co., LLC (or its designees) as compensation (the “Wainwright Warrants,” and together with the Pre-Funded Warrants, Series A Warrants and RD Warrants, the “Warrants”) in connection with their role as exclusive placement agent in the Offerings (as defined below).

The Warrants were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. Each purchaser represented that it was an “accredited investor” (as defined by Rule 501 under the Securities Act). We are registering the offer and resale of the Warrant Shares. For a description of the transaction pursuant to which this resale registration statement relates, please see “Prospectus Summary—Recent Developments—RD and PIPE Financings.”

Our registration of the ordinary shares covered by this prospectus does not mean that the selling shareholders will offer or sell any of such ordinary shares. The selling shareholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the ordinary shares covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling shareholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders. However, we will receive proceeds from the exercise of the Warrants, if such securities are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

Any ordinary shares subject to resale hereunder will have been issued by us and acquired by the selling shareholders prior to any resale of such shares pursuant to this prospectus.

No underwriter or other person has been engaged to facilitate the sale of the ordinary shares in this offering. We will bear all costs, expenses and fees in connection with the registration of the ordinary shares. The selling shareholders will bear all commissions and discounts, if any, attributable to their respective sales of our ordinary shares.

Our ordinary shares is traded on The Nasdaq Global Market under the symbol “MDWD.” On November 9, 2022, the reported sales price of our ordinary shares on The Nasdaq Global Market was $1.31 per share.

Investment in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 8, in our periodic reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference in this prospectus and in any applicable prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our ordinary shares.

Neither the Securities and Exchange Commission, the Israel Securities Authority, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling shareholders named herein may, from time to time, offer and sell or otherwise dispose of the ordinary shares covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of ordinary shares are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the selling shareholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 8 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

For investors outside the United States: We have not done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

PRESENTATION OF FINANCIAL INFORMATION

We maintain our books and records in U.S. dollars and report under International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board. None of the consolidated financial statements incorporated by reference into this prospectus were prepared in accordance with generally accepted accounting principles in the United States.

The term “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar,” “US$,” or “$” refer to the United States dollars, the lawful currency of the United States and the terms “Euros” or “€” refer to Euros, the lawful currency of the Eurozone.

MARKET, INDUSTRY AND OTHER DATA

This prospectus, including the information incorporated by reference into this prospectus and any free writing prospectus that we have authorized for use in connection with this offering, contain estimates, projections and other information concerning our industry, our business and the markets for our product candidates, including data regarding total sales of products, the addressable market and patient population, their projected growth rates, the perceptions and preferences of patients and physicians regarding the disease indications that we are pursuing or may pursue, as well as data regarding market research, estimates and forecasts prepared by our senior management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See also “Special Note Regarding Forward-Looking Statements.”

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus, the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and related notes that are incorporated by reference in this prospectus. In this prospectus, unless the context indicates otherwise, “MediWound,” the “Company,” the “registrant,” “we,” “us,” “our,” or “ours” refer to MediWound Ltd. and its subsidiaries.

Overview

We are a biopharmaceutical company that develops, manufactures, and commercializes novel, cost effective, bio‑therapeutic, non-surgical solutions for tissue repair and regeneration. Our strategy leverages our breakthrough enzymatic technology platform into diversified portfolio of biotherapeutics across multiple indications to pioneer solutions for unmet medical needs. Our current portfolio is focused on next-generation protein-based therapies for burn care, wound care and tissue repair.

Our first innovative biopharmaceutical product, NexoBrid®, has received marketing authorization from the European Medicines Agency (the “EMA”) and other international markets for removal of dead or damaged tissue, known as eschar, in adults with deep partial-thickness and full-thickness thermal burns, also referred to as severe burns. NexoBrid, a concentrate of proteolytic enzymes enriched in bromelain, represents a new paradigm in burn care management, and our clinical trials have demonstrated, with statistical significance, its ability to non‑surgically and rapidly remove the eschar, without harming viable tissues, earlier relative to existing standard of care.

In September 2020, the U.S. Food and Drug Administration (the “FDA”) accepted for review our Biologics License Application (“BLA”) for NexoBrid for severe burns. On June 29, 2021, we received a Complete Response Letter (“CRL”) from the FDA to our Biologics License Application (“BLA”) for NexoBrid for severe burns, pursuant to which the FDA communicated that it had completed its review of the BLA, as amended, and determined that the application cannot be approved in its present form. The FDA identified issues related to the Chemistry, Manufacturing and Controls (“CMC”) section of the BLA, and requested additional CMC information. The FDA acknowledged receipt of several CMC amendments, submitted in response the CMC information requests, which were not reviewed for this action. In addition, the CRL cited certain observations identified during good clinical practice (“GCP”) inspections related to the DETECT study, and requested that we provide our perspective on the potential impact, if any, of these observations on the efficacy findings in the study. The FDA also requested to provide a safety update as part of any BLA resubmission, although there were no safety issues raised in the CRL. On August 3, 2022, we announced that the FDA has accepted for review our re-submitted BLA for NexoBrid for eschar removal (debridement) in adults with deep partial-thickness and/or full-thickness thermal burns, and assigned a Prescription Drug User Fee Act (“PDUFA”) target date of January 1, 2023.

We commercialize NexoBrid globally through multiple sales channels. We sell NexoBrid to burn centers in the European Union, United Kingdom and Israel, primarily through our direct sales force, focusing on key burn centers and Key Opinion Leaders (“KOL”). In the United States, we entered into exclusive license and supply agreements with Vericel Corporation (Nasdaq: VCEL) to commercialize NexoBrid in North America upon FDA approval (if received). We have established local distribution channels in multiple international markets, focusing on Asia Pacific, EMEA, CEE and LATAM, which local distributors are also responsible for obtaining local marketing authorization within the relevant territories.

We have been awarded two contracts with the U.S. Biomedical Advanced Research and Development Authority ("BARDA"), for the advancement of the development and manufacturing, as well as the procurement of NexoBrid which has initiated on January 2020, as a medical countermeasure as part of BARDA preparedness for mass casualty events.

On September 20, 2022, we announced that that the EMA has validated for review the Type II Variation submitted by MediWound to expand the current approved indication for NexoBrid (removal of eschar in adults with deep partial-thickness and full-thickness thermal burn wounds) into the pediatric population. MediWound expects a decision from the European Commission in the first quarter of 2023.

EscharEx®, our next-generation enzymatic therapy under development, is a topical biological drug candidate for the debridement of chronic and other hard-to-heal wounds. Designed for the outpatient setting, EscharEx is an easy-to-use concentrate of proteolytic enzymes enriched in bromelain; having the same active pharmaceutical ingredient (“API”) as NexoBrid. In several Phase 2 trials, EscharEx was shown to be well-tolerated and demonstrated safety and efficacy in the debridement of various chronic and other hard-to-heal wounds with only few daily applications. EscharEx’s mechanism of action is mediated by the proteolytic enzymes that cleave and remove the necrotic tissue and prepare the wound bed for healing.

On May 12, 2022, we announced positive results from our U.S. Phase 2 clinical study of EscharEx for the debridement of venous leg ulcers (“VLUs”). The study met its primary endpoint with a high degree of statistical significance, demonstrating that patients treated with EscharEx had a statistically significant higher incidence of complete debridement during the 14-day measurement period within up to 8 applications, compared to gel vehicle (EscharEx: 63% (29/46) vs. gel vehicle: 30% (13/43), p-value=0.004). EscharEx efficacy superiority remained statistically significant after adjusting for pre-specified covariates ascribed to patient baseline characteristics, wound size, wound age and regions.

The study met key secondary and exploratory endpoints. Patients treated with EscharEx had a statistically significant higher incidence of complete debridement, during the same 14-day measurement period, compared to patients treated by non-surgical standard-of-care ("NSSOC") (EscharEx: 63% (29/46) vs. NSSOC: 13% (4/30)) and the time to achieve complete debridement was significantly shorter. Estimated median time to complete debridement, was 9 days for patients treated with EscharEx and 59 days for patients treated with NSSOC (p-value=0.016). On average, complete debridement was achieved after 3.6 applications of EscharEx compared to 12.8 applications with NSSOC. Patients treated with EscharEx demonstrated significantly higher incidence of at least 75% granulation tissue at the end of the treatment period compared to gel vehicle (p-value <0.0001). Favorable trends were observed in wound area reduction and reduction of pain compared to gel vehicle.

In addition, the study showed that EscharEx was safe and well tolerated, and the overall safety was comparable between the arms as assessed by the data safety monitoring board. Importantly, there were no observed deleterious effects on wound closure and no material differences in reported adverse events. Estimated time to complete wound closure was 64 days for patients treated with EscharEx compared to 78 days for patients treated with NSSOC. Type-C meetings with the FDA to discuss the pivotal study design are targeted for the fourth quarter of 2022.

EscharEx was also evaluated in a U.S. Phase 2 pharmacology study. The study was prospective, open label, single-arm and conducted at three U.S. clinical sites. On July 7, 2022, we announced positive results from this study. 70% of patients achieved complete debridement during the course of treatment within up to 8 applications. On average, complete debridement was achieved after 3.9 applications of EscharEx. Additionally, an average reduction of 35% in wound size was achieved by the end of the 2-week follow-up period. In all patients that were positive for biofilm at baseline, the biofilm was reduced substantially to single individual microorganisms or completely removed by the end of treatment. Seven patients had positive red fluorescence (indicative of bacteria) at baseline and average red fluorescence was reduced from 1.69 cm2 pre-treatment to 0.60 cm2 post treatment. Biomarker analysis from wound fluid is on-going and safety data shows that EscharEx is safe and well-tolerated.

Our third innovative product candidate, MW005, is a topically applied biological drug candidate for the treatment of non-melanoma skin cancers, based on the same API of NexoBrid and EscharEx (a concentrate of proteolytic enzymes enriched in bromelain). In July 2021, we initiated a phase I/II study of MW005 for the treatment of low-risk basal cell carcinoma (“BCC”). On July 11, 2022, we announced positive initial data from this study. In the first cohort, eleven patients with either superficial or nodular BCC were treated. Patients enrolled into the study received seven topical applications of MW005, once every other day. At the end of eight weeks post treatment period, all patients undergo complete excision, and the specimen is subject to an independent histological clearance examination. Based on the data generated to date, MW005 is safe, well-tolerated and an effective treatment for BCC with a majority of patients who completed the study demonstrating a complete histological clearance of target lesions. We anticipate announcing the final data by year end of 2022.

We manufacture NexoBrid and our product candidates in our cGMP certified  sterile manufacturing facility at our headquarters in Yavne, Israel.

Recent Developments

RD and PIPE Financings

On September 22, 2022, we entered the RD Securities Purchase Agreement with the several purchasers listed on the signature pages thereto (the “Purchasers”), in connection with the offer and sale of 7,575,513 of our ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”) and, pursuant to the RD Securities Purchase Agreement, the Company also agreed to issue to the Purchasers 7,575,513 RD Warrants to purchase up to 7,575,513 Ordinary Shares (the “RD Offering”). The combined purchase price of for one Ordinary Share and associated RD Warrant was $1.75. The sale of the Ordinary Shares was made pursuant to a “shelf” registration statement on Form F-3 (File No. 333-265203) previously filed with the Securities and Exchange Commission (the “SEC”) on May 25, 2022 and declared effective on June 3, 2022, and the prospectus contained therein, as supplemented by the prospectus supplement dated September 22, 2022, filed with the SEC on September 23, 2022.

The RD Warrants have an exercise price of $1.925 per Ordinary Share and will become exercisable upon our receipt of shareholder approval to increase the number of our authorized Ordinary Shares from 50,000,000 to 90,000,000 (the “Authorized Share Increase Date”), pursuant to our Amended and Restated Articles of Association, and will expire four (4) years from the Authorized Share Increase Date. We have called an extraordinary general meeting of our shareholders to approve this increase in the number of our authorized Ordinary Shares for November 28, 2022.

The RD Offering closed on September 26, 2022.  The gross proceeds from the RD Offering were approximately $13.26 million.

Concurrently with the signing of the RD Securities Purchase Agreement, we entered the PIPE Securities Purchase Agreement with the several purchasers listed on the signature pages thereto (the “PIPE Purchasers”), in connection with the offer and sale of 9,853,058 Pre-Funded Warrants to purchase up to 9,853,058 Ordinary Shares and 9,853,058 Series A Warrants to purchase up to 9,853,058 Ordinary Shares (together, the “PIPE Warrant Shares,” and the Series A Warrants and Pre-Funded Warrants together, the “PIPE Warrants”) (the “PIPE Offering”).  The combined purchase price for one Pre-Funded Warrant and associated Series A Warrant was $1.749. The Pre-Funded Warrants have an exercise price of $0.001 per Ordinary Share and the Series A Warrants have an exercise price of $1.925 per Ordinary Share and each will become exercisable upon the Authorized Share Increase Date, and will expire, in the case of the Series A Warrants, four (4) years from the Authorized Share Increase Date.

The PIPE Offering closed on October 6, 2022.  The gross proceeds from the PIPE Offering were approximately $17.24 million.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the exclusive placement agent for the RD Offering and the PIPE Offering (together, the “Offerings”). Upon closing of the Offerings, we paid Wainwright a cash transaction fee equal to 7.0% of the aggregate gross proceeds from the Offerings (decreased to 3.5% for certain identified investors). We also issued Wainwright (or its designees) the Wainwright Warrants to purchase up to 871,429 Ordinary Share. The Wainwright Warrants have substantially the same terms as the RD Warrants and the Series A Warrants, except that the Wainwright Warrants have an exercise price equal to $2.1875 per share (which represents 125% of the offering price per Ordinary Share in the Offerings) and will expire four (4) years after the Authorized Share Increase Date, but no more than five (5) years following the commencement of the sales pursuant to the RD Offering. We also paid Wainwright for its role as exclusive placement agent in the Offerings a non-accountable expense allowance of $85,000.00 and clearing expenses of $15,950.00.

In connection with the Offerings, we entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which we agreed to file this registration statement covering the resale of the ordinary shares issuable upon the exercise of the Warrants. We further agreed to use our best efforts to keep such registration statement continuously effective under the Securities Act until the date that all securities registerable under such registration statement have been sold or otherwise may be sold pursuant to Rule 144 under the Securities Act.

We do not currently have sufficient ordinary shares authorized for issuance in the event that the Warrants are fully exercised. In the PIPE Securities Purchase Agreement, we agreed to call a special meeting of shareholders within 90 days following the date therein to obtain shareholder approval for an increase in our authorized ordinary shares to enable us to fulfill our obligations under the Warrants. We have called an extraordinary general meeting of shareholders, or special meeting, to be held on November 28, 2022 for the purpose of seeking shareholder approval to increase our authorized ordinary shares from 50 million to 90 million. No assurance can be given that we will receive shareholder approval to increase our authorized ordinary shares. See “Risk Factors—Risks Relating to our ordinary shares —We do not have sufficient ordinary shares authorized to satisfy our obligations under certain of our outstanding securities and the failure to have sufficient ordinary shares authorized for issuance could have a material adverse effect on our company.”

Corporate information

We were incorporated under the laws of the State of Israel on January 27, 2000. Our principal executive offices are located at 42nd Hayarkon Street, Yavne 8122745, Israel, and our telephone number is +972-77-971-4100. Our website is www.mediwound.com. The information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, and its telephone number is +1 (302) 738-6680.

Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. The “MediWound” design logo, “MediWound”, “NexoBrid”, “EscharEx” and other trademarks or service marks of MediWound Ltd. appearing in this prospectus are the property of MediWound Ltd. We have several other registered trademarks, service marks and pending applications relating to our products. Although we have omitted the “®” and “™” trademark designations for such marks in this prospectus, all rights to such trademarks are nevertheless reserved. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

Implications of being a Foreign Private Issuer

As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue proxy statements that comply with the requirements applicable to U.S. domestic reporting companies. We will also have four months after the end of each fiscal year to file our annual reports with the SEC and will not be required to file periodic reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors, and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. These exemptions and leniencies, along with other corporate governance exemptions resulting from our ability to rely on home country rules, will reduce the frequency and scope of information and protections to which you may otherwise have been eligible in relation to U.S. domestic reporting companies. If we were to lose our foreign private issuer status, the regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer will be significantly more than costs we incur as a foreign private issuer.

THE OFFERING

Ordinary Shares to be Offered by the Selling Shareholders
Up to 28,153,058 ordinary shares, which are comprised of (i) 9,853,058 Pre-Funded Warrant Shares, (ii) 9,853,058 Series A Warrant Shares, (iii) 7,575,513 RD Warrant Shares and (iv) 871,429 Wainwright Warrant Shares.

Use of Proceeds
All ordinary shares offered by this prospectus are being registered for the accounts of the selling shareholders and we will not receive any proceeds from the sale of these shares. However, we have received and will receive proceeds from the exercise of the Warrants if they are exercised for cash. We intend to use those proceeds, if any, for general working corporate purposes. See “Use of Proceeds” beginning on page 13 of this prospectus for additional information.

Registration Rights
Under the terms of the Registration Rights Agreement, we agreed to file this registration statement with respect to the registration of the resale by the selling shareholders of the Warrant Shares, as applicable, by the 45th calendar day following the date of the Registration Rights Agreement, and to use best efforts to have the registration statement declared effective as promptly as practical, and in any event, no later than the 75th calendar day following the date of the Registration Rights Agreement or in the event of a full review by the SEC, the 110th calendar day following the date of the Registration Rights Agreement. In addition, we agreed that, upon the registration statement being declared effective under the Securities Act of 1933, as amended (the “Securities Act”), we will use our reasonable best efforts to keep such registration statement continuously effective under the Securities Act until the date that all securities registerable pursuant to such registration statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for us to be in compliance with the current public information requirement under Rule 144.

See “Selling Shareholders” on page 15 of this prospectus for additional information.

Plan of Distribution
The selling shareholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the ordinary shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may also resell the ordinary shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See “Plan of Distribution” beginning on page 31 of this prospectus for additional information on the methods of sale that may be used by the selling shareholders.

Nasdaq Global Market Symbol	Our ordinary shares are listed on The Nasdaq Global Market under the symbol “MDWD.”

Risk Factors	Investing in our ordinary shares involves significant risks. See “Risk Factors” beginning on page 8 of this prospectus and the documents incorporated by reference in this prospectus.

Unless otherwise stated, the number of ordinary shares to be outstanding after this offering is based on 40,735,197 ordinary shares outstanding as of September 30, 2022, and excludes the following as of that date:

•	5,287,231 ordinary shares issuable upon the exercise of share options outstanding as of September 30, 2022, at a weighted average exercise price of $4.43 per share;

•	327,074 ordinary shares issuable upon the exercise of restricted share units (“RSUs”) outstanding as of September 30, 2022;

•	1,122,987 ordinary shares available for issuance under our 2014 Equity Incentive Plan as of September 30, 2022.

Unless otherwise indicated, all information in this prospectus gives no effect to:

•	the exercise of the RD Warrants;

•	the exercise of the Pre-Funded Warrants and Series A Warrants; and

•	the exercise of the Wainwright Warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus and in the documents we incorporate by reference herein, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our Annual Report on Form 20-K for the fiscal year ended December 31, 2021 as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, before making a decision about investing in our securities. The risks and uncertainties discussed below and in the documents incorporated by reference are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our ordinary shares could decline and you could lose part or all of your investment.

Risks Related to This Offering and our Ordinary shares

You may experience future dilution as a result of future equity offerings and other issuances of our securities.

In order to raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares at prices that may not be the same as the price per share paid by the investors in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by the investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ordinary shares or securities convertible into ordinary shares in future transactions may be higher or lower than the price per share paid to the selling shareholders. Our shareholders will incur dilution upon exercise of any outstanding stock options, warrants or other convertible securities or upon the issuance of ordinary shares under our share incentive programs.

We expect to require additional capital in the future in order to develop our product candidates, which are in early stages of development. If we do not obtain any such additional financing, it may be difficult to effectively realize our long-term strategic goals and objectives.

Our current cash resources will not be sufficient to fund the development of our product candidates through all of the required clinical trials to receive regulatory approval and commercialization. If we cannot secure this additional funding when such funds are required, we may fail to develop our product candidates or be forced to forego certain strategic opportunities.

Any additional capital raised through the sale of equity or equity-backed securities may dilute our shareholders’ ownership percentages and could also result in a decrease in the market value of our equity securities.

The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

We do not have sufficient number of ordinary shares authorized to satisfy our obligations under certain of our outstanding contractual obligations and the failure to have a sufficient number of ordinary shares authorized for issuance could have a material adverse effect on our company.

We are currently authorized to issue 50,000,000 ordinary shares under our Articles of Association, as amended. As of September 30, 2022, 40,735,197 ordinary shares were issued and outstanding, 1,122,987 were reserved for issuance under our existing equity incentive compensation plans, and the remaining shares were reserved for issuance upon the conversion or exercise of our outstanding warrants. However, as of September 30, 2022, we were required to have a total of 28,153,058 ordinary shares of reserved for issuance upon the exercise of the Warrants. Accordingly, we do not currently have sufficient authorized ordinary shares available to meet our contractual obligations under these instruments.

Under the terms of the Warrants, if a holder is unable to receive ordinary shares upon the exercise of such securities, we would be liable for certain damages under the terms of such securities. Accordingly, the failure to have sufficient ordinary shares authorized for issuance would have a material adverse effect on our company.

In addition, if we do not have sufficient available ordinary shares for issuance, we will not be able to fund our capital needs through the issuance of ordinary shares or securities convertible, exchangeable or otherwise giving the holder the right to acquire ordinary shares. As a result, we may not be able to obtain funding necessary for our continued operations on acceptable terms, or at all. In the event that we are not able to fund our ongoing need for capital, we would not be able to continue our development work and would be required to liquidate our assets or seek bankruptcy protection.

Future sales of our ordinary shares could reduce the market price of our ordinary shares.

If we or our existing shareholders, our directors or their affiliates or certain of our executive officers, sell a substantial number of our ordinary shares in the public market, including the Warrant Shares once issuable upon exercise of the Warrants, the market price of our ordinary shares could decrease significantly. The perception in the public market that we or our shareholders might sell our ordinary shares could also depress the market price of our ordinary shares and could impair our future ability to obtain capital, especially through an offering of equity securities.

We have made significant offerings of our ordinary shares in the past and may do so again in the future.  For example, on April 23, 2019, the SEC declared effective our shelf registration statement on Form F-3, which registered the resale of 11,240,127 shares that are subject to registration rights. All shares sold pursuant to an offering covered by that registration statement (or a subsequent shelf registration that we may file to replace it after it expires) will be freely transferable. In February 2020, we entered into an Open Market Sales Agreement (the “Open Market Sales Agreement”) with Jefferies LLC to issue and sell our ordinary shares with gross sales proceeds of up to $15 million, from time to time, through an at the market offering under which Jefferies LLC will act as our sales agent. As of the date hereof, we have not issued or sold any ordinary shares pursuant to the Open Market Sales Agreement. Sales by us or our shareholders of a substantial number of ordinary shares in the public market could cause the market price of our ordinary shares to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

In addition, as of September 30, 2022, 5,614,305 ordinary shares were subject to outstanding option and RSU awards granted to employees and office holders under our share incentive plans, in addition to 1,122,987 ordinary shares issuable under currently exercisable share options and RSUs. On April 28, 2014, we filed a registration statement on Form S-8 registering the issuance of up to 3,032,742 ordinary shares issuable under our share incentive plans, which amount included 960,932 ordinary shares issuable upon the exercise of option awards previously granted under our 2003 Israeli Share Option Plan and 1,482,044 ordinary shares issuable under our 2014 Equity Incentive Plan. On January 1, 2016, 2018, 2019, 2020, 2021 and 2022, the shares available for issuance under our 2014 Equity Incentive Plan automatically increased by 431,006, 540,955, 543,577, 544,055, 544,738 and 2,500,000 shares, respectively. As of September 30, 2022, 1,122,987 ordinary shares remained available for issuance under our share incentive plans, which amount includes 6,737,266 ordinary shares subject to outstanding awards. Shares included in such registration statement may be freely sold in the public market upon issuance, except for shares held by affiliates who have certain restrictions on their ability to sell.

 The market price of our ordinary shares may be subject to fluctuation and you could lose all or part of your investment.

Our ordinary shares were first offered publicly in our IPO in March 2014 at a price of $14.00 per share, and our ordinary shares have subsequently traded as high as $18.16 per share and as low as $1.29 per share through September 30, 2022. The market price of our ordinary shares on the Nasdaq Global Market may fluctuate as a result of a number of factors, some of which are beyond our control, including, but not limited to:

•	actual or anticipated variations in our and our competitors’ results of operations and financial condition;

•	market acceptance of our products;
•	general economic and market conditions and other factors, including factors unrelated to our operating performance;
•	the mix of products that we sell and related services that we provide;
•	changes in earnings estimates or recommendations by securities analysts, if our ordinary shares continue to be covered by analysts;
•	publication of the results of preclinical or clinical trials for NexoBrid, EscharEx or any of our pipeline product candidates;
•	failure by us to achieve a publicly announced milestone;
•	delays between our expenditures to develop and market new or enhanced products and the generation of sales from those products;
•	development of technological innovations or new competitive products by others;
•	announcements of technological innovations or new products by us;
•	regulatory developments and the decisions of regulatory authorities as to the marketing of our current products or the approval or rejection of new or modified products;
•	developments concerning intellectual property rights, including our involvement in litigation;
•	changes in our expenditures to develop, acquire or license new products, technologies or businesses;
•	changes in our expenditures to promote our products;
•	changes in the structure of healthcare payment systems;
•	our sale or proposed sale, or the sale by our significant shareholders, of our ordinary shares or other securities in the future;
•	changes in key personnel;
•	success or failure of our research and development projects or those of our competitors; and
•	the trading volume of our ordinary shares.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of our ordinary shares and result in substantial losses being incurred by our investors. In the past, following periods of market volatility, public company shareholders have often instituted securities class action litigation. If we were involved in securities litigation, it could impose a substantial cost upon us and divert the resources and attention of our management from our business.

U.S. holders of our ordinary shares may suffer adverse tax consequences if we are characterized as a passive foreign investment company.

Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of the average quarterly value of our assets (which may be determined in part by the market value of our ordinary shares, which is subject to change) are held for the production of, or produce, passive income, we would be characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. Based on our current estimates of our gross income and the estimated fair market value of our gross assets, our intended use of proceeds of this offering, and the nature of our business, we do not expect that we will be classified as a PFIC for the taxable year ended December 31, 2022. There can be no assurance that we will not be considered a PFIC for the current or any future taxable year. PFIC status is determined as of the end of the taxable year and depends on a number of factors, including the value of a corporation’s assets and the amount and type of its gross income. Furthermore, the value of our gross assets is likely to be determined in large part by reference to our market capitalization. As such, a decline in the value of our ordinary shares or an increase in the value of our passive assets (including cash and short term investments), for example, may result in our becoming a PFIC. If we are characterized as a PFIC, U.S. holders of our ordinary shares may suffer adverse tax consequences, including having gains realized on the sale of our ordinary shares treated as ordinary income, rather than as capital gain, the loss of the preferential rate that may be applicable to dividends received on our ordinary shares by individuals who are U.S. Holders (as defined in “Taxation-U.S. Federal Income Tax Consequences”), and having interest charges apply to distributions by us and the proceeds of sales of our ordinary shares. Certain elections exist that may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment (such as mark-to-market treatment) of our ordinary shares. However, we do not intend to provide the information necessary for U.S. holders to make qualified electing fund elections if we are classified as a PFIC. U.S. holders should consult their tax advisors regarding whether we are a PFIC and the potential application of the PFIC rules.

If a U.S. person is treated as owning at least 10% of our ordinary shares (including constructively through the ordinary warrants), such holder may be subject to adverse U.S. federal income tax consequences.

If a U.S. person is treated as owning (directly, indirectly, or constructively through the ownership of the ordinary warrants) at least 10% of the value or voting power of our ordinary shares, such person may be treated as a “U.S. shareholder” with respect to each “controlled foreign corporation” in our group (if any). Since our group includes one or more U.S. subsidiaries, certain of our non-U.S. subsidiaries will be treated as controlled foreign corporations (regardless of whether or not we are treated as a controlled foreign corporation). A U.S. shareholder of a controlled foreign corporation may be required to report annually and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income,” and investments in U.S. property by controlled foreign corporations, regardless of whether we make any distributions. An individual that is a U.S. shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a U.S. shareholder that is a U.S. corporation. Failure to comply with these reporting obligations may subject a U.S. shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such U.S. shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. We cannot provide any assurances that we will assist holders of ordinary shares in determining whether any of our non-U.S. subsidiaries is treated as a controlled foreign corporation or whether any holder of ordinary shares is treated as a U.S. shareholder with respect to any such controlled foreign corporation or furnish to any U.S. shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. The United States Internal Revenue Service has provided limited guidance on situations in which investors may rely on publicly available information to comply with their reporting and taxpaying obligations with respect to foreign-controlled controlled foreign corporations. A U.S. Holder should consult its tax advisors regarding the potential application of these rules to an investment in the ordinary shares or the ordinary warrants.

The enactment of legislation implementing changes in tax legislation or policies in different geographic jurisdictions could materially impact our business, financial condition and results of operations.

We conduct business globally and file income tax returns in multiple jurisdictions. Our consolidated effective income tax rate could be materially adversely affected by several factors, including: changing tax laws, regulations and treaties, or the interpretation thereof (such as the Inflation Reduction Act of 2022 signed into law in the United States on August 16, 2022 which, among other changes, introduced a 15% corporate minimum tax on certain corporations and a 1% excise tax on certain stock repurchases by certain corporations); tax policy initiatives and reforms under consideration (such as those related to the Organization for Economic Co-Operation and Development’s (“OECD”) Base Erosion and Profit Shifting, or BEPS, project, the European Commission’s state aid investigations and other initiatives); the practices of tax authorities in jurisdictions in which we operate; the resolution of issues arising from tax audits or examinations and any related interest or penalties. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends, royalties and interest paid.

We are unable to predict what tax reforms may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices in jurisdictions in which we operate, could increase the estimated tax liability that we have expensed to date and paid or accrued on our consolidated financial statements, and otherwise affect our future results of operations, cash flows in a particular period and overall or effective tax rates in the future in countries where we have operations, reduce post-tax returns to our shareholders and increase the complexity, burden and cost of tax compliance.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. Forward-looking statements include all statements that are not historical facts and in some cases can be identified by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes. The statements we make regarding the following matters are forward-looking by their nature:

•
the timing and conduct of our trials of NexoBrid, EscharEx and our other pipeline product candidates, including statements regarding the timing, progress and results of current and future preclinical studies and clinical trials, and our research and development programs;

•	the clinical utility, potential advantages and timing or likelihood of regulatory filings and approvals of NexoBrid, EscharEx and our other pipeline products;

•	our estimates regarding expenses, future revenues, capital requirements and our need for additional financing;

•	anticipated funding under our contracts with the U.S. Biomedical Advanced Research and Development Authority;

•	our expectations regarding future growth, including our ability to develop new products;

•	our commercialization, marketing and manufacturing capabilities and strategy and the ability of our marketing team to cover regional burn centers and units;

•	our ability to maintain adequate protection of our intellectual property;

•	our estimates regarding the market opportunity for NexoBrid, EscharEx and our other pipeline products;

•	our expectation regarding the duration of our inventory of intermediate drug substances and products;

•	the impact of our research and development expenses as we continue developing product candidates; and

•	the impact of government laws and regulations.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. These statements may also be found in the sections of our annual report on Form 20-F for the year ended December 31, 2021, filed with the United States Securities and Exchange Commission (“SEC”) on March 17, 2022 and incorporated by reference herein, entitled “ITEM 3.D. Risk Factors,” “ITEM 4. Information on the Company,” “ITEM 5. Operating and Financial Review and Prospects,” “ITEM 10.E. Taxation-United States Federal Income Taxation-Passive Foreign Investment Company Considerations” and elsewhere in that annual report, including the sections entitled “ITEM 4.B. Business Overview” and “ITEM 4.B. Business Overview—Our Focus,” which contain information obtained from independent industry sources. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including the risks discussed in the section entitled “Risk Factors” below and in the section of our annual report on Form 20-F for the year ended December 31, 2021 entitled “ITEM 3.D. Risk Factors” and information contained in other documents we file with the SEC.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, level of activity, performance or achievements to differ materially from any future results, level of activity, performance or achievements that may be expressed or implied by the forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

USE OF PROCEEDS

All ordinary shares offered by this prospectus are being registered for the accounts of the selling shareholders and we will not receive any proceeds from the sale of these shares. However, we have received and we may receive proceeds from the exercise of the Warrants, if and when exercised, to the extent that they are exercised for cash. The Warrants, however, are also exercisable on a cashless basis under certain circumstances. For the purposes of this registration statement, we have assumed the full exercise for cash of the Warrants, in which case the gross proceeds of such exercise will be approximately $35,466,102. We intend to use those proceeds, if any, for general corporate purposes.

DESCRIPTION OF ORDINARY SHARES

A description of our share capital and our ordinary shares can be found in Exhibit 2.1 to our Annual Report on Form 20-F filed with the SEC on March 17, 2022 and is incorporated by reference herein.

General
Our authorized share capital consists of 50,000,000 ordinary shares, par value NIS 0.01 per share, of which 40,735,197 shares are issued and outstanding as of September 30, 2022. We plan to hold a special meeting of shareholders on November 28, 2022 for the purpose of seeking shareholder approval to amend our Articles of Association to increase the number of authorized ordinary shares to 90,000,000 million shares.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not provide any preemptive rights.

Our registration number with the Israeli Registrar of Companies is 51-289494-0. Our purpose as set forth in our articles of association is to engage in any lawful activity.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, New York, New York.

Listing

Our ordinary shares are listed on the Nasdaq Global Market under the symbol “MDWD.”

SELLING SHAREHOLDERS

Unless the context otherwise requires, as used in this prospectus, “selling shareholders” includes the selling shareholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling shareholders as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the selling shareholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 28,153,058 ordinary shares, which are comprised of (i) 9,853,058 Pre-Funded Warrant Shares, (ii) 9,853,058 Series A Warrant Shares,  (iii) 7,575,513 RD Warrant Shares and (iv) 871,429 Wainwright Warrant Shares (the “Warrant Shares”).

Information About Selling Shareholders Offering

The ordinary shares being offered by the selling shareholders are the Warrant Shares. For additional information regarding the issuances of the Warrant Shares, see “Prospectus Summary—Recent Developments—RD and PIPE Financings” above. We are registering the resale by the selling shareholders of the Warrant Shares in order to permit the selling shareholders to offer such shares for resale from time to time.

The table below lists the selling shareholders and other information regarding the ownership of the ordinary shares by each of the selling shareholders. All calculations in the table are based on 40,735,197 ordinary shares outstanding as of November 1, 2022. The second column lists the number of ordinary shares owned by each selling shareholder, based on its ownership of the ordinary shares and securities convertible or exercisable into ordinary shares, as of November 1, 2022, assuming exercise of the Warrants held by the selling shareholders on that date, if applicable, without regard to any limitations on conversions or exercises.

The third column lists the ordinary shares being offered pursuant to this prospectus by the selling shareholders.

This prospectus covers the resale of the sum of (i) the maximum number of Pre-Funded Warrant Shares, (ii) the maximum number of Series A Warrant Shares, (iii) the maximum number of RD Warrant Shares and (iv) the maximum number of Wainwright Warrant Shares. The table below assumes that the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the PIPE Securities Purchase Agreement and RD Securities Purchase Agreement, without regard to any limitations on the exercise of the Warrants (including the limitation on exercise thereof until the Authorized Share Increase Date). The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Pre-Funded Warrants and the Series A Warrants, a selling shareholder, who elected to be subject to such limitation (as indicated in the table below),  may not exercise such warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99% (or 9.99% at the election of the holder prior to the date of issuance), of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares issuable upon the exercise of such Pre-Funded Warrants and Series A Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Except as otherwise indicated in the table below, addresses of our directors and executive officers named below is c/o 42 Hayarkon Street, Yavne 8122745, Israel.

Name of Selling Shareholder	Number of ordinary shares owned prior to offering (1)		Maximum number of ordinary shares to be sold pursuant to this Prospectus		Number of ordinary shares owned after offering	Percentage of ordinary shares owned after offering
Deep Insight Limited Partnership (2)	5,717,552		5,717,552	(3)	0	*
Israel Biotech Fund II, L.P. (4)	5,717,552		5,717,552	(5)	0	*
New Era Capital Partners II, LP (6)	3,430,532		3,430,532	(7)	0	*
Discount Capital Ltd (8)	3,201,830		3,201,830	(9)	0	*
Armistice Capital Master Fund Ltd. (10)	3,785,714	(11)	2,285,714	(12)	1,500,000	3.68%
Altium Growth Fund, LP (13)	2,503,315	(14)	1,332,656	(15)	1,170,659	2.87%
Eric Shem-Tov	1,143,510		1,143,510	(16)	0	*
Investor Company ITF Rosalind Master Fund L.P. (17)	2,391,726	(18)	1,142,858	(19)	1,248,868	3.07%
DAFNA Lifesciences L.P. (20)	2,157,142	(21)	1,078,571	(22)	1,078,571	2.65%
Michael Vasinkevich (23)	558,803		558,803	(24)	0	*
DAFNA Lifescience Select LP (25)	700,000	(26)	350,000	(27)	350,000	*
Sphera Biotech Master Fund (28)	685,716	(29)	342,858	(30)	342,858	*
Sphera Master Fund LP (31)	688,580	(32)	342,858	(33)	345,722	*
Noam Rubinstein (24)	274,500		274,500	(34)	0	*
Nachum (Homi) Shamir	292,802	(35)	228,702	(36)	64,100	*
Lincoln Park Capital Fund, LLC (37)	386,000	(38)	200,000	(39)	186,000	*
Sphera Tech Master Fund (40)	268,871	(41)	171,427	(42)	97,444	*
Ofer Gonen	127,309	(43)	114,352	(44)	12,957	*
Masterplan Hedge Fund, Limited Partnership (45)	233,225	(46)	114,285	(47)	118,940	*
Intracoastal Capital, LLC (48)	100,000		100,000	(49)	0	*
David Fox	103,355	(50)	91,480	(51)	11,875	*
Lior Tamar Investment Ltd. (52)	57,143		57,143	(53)	0	*
Pareto Pharmaceutical Limited Partnership (54)	57,143		57,143	(55)	0	*
L.R. Research & Development Ltd. (trust for the benefit of Prof. Lior Rosenberg) (56)	2,056,810	(57)	49,170	(58)	2,007,640	4.92%
Craig Schwabe (24)	29,411		29,411	(59)	0	*
Boaz Gur-Lavie	25,220	(60)	11,436	(61)	13,784	*
Charles Worthman (24)	8,715		8,715	(62)	0	*

* Less than 1%

(1)
For the purposes of this Selling Shareholders table, we are assuming that the extraordinary general meeting of our shareholders that we have called for November 28, 2022 will result in the approval to increase the number of our authorized Ordinary Shares and that the Warrants will become exercisable immediately thereafter.

(2)
The shares are to be directly held by Deep Insight Limited Partnership, an Israeli limited partnership (“Deep Insight”). Deep Insight Fund GP Limited Partnership, an Israeli limited partnership (“Deep Insight GP LP”), is the sole general partner of Deep Insight, Deep Insight GP Ltd., an Israeli private company (“Deep Insight GP Company”), is the sole general partner of Deep Insight GP LP, and Deep Insight Management Ltd., an Israeli private company (“Deep Insight Management”), is the management company of Deep Insight GP LP. The shares may be deemed to be indirectly beneficially owned by (i) Deep Insight Fund GP LP, (ii) Deep Insight GP Company, (iii) Deep Insight Management, (iv) Barak Ben Eliezer, as holder of 50% of the outstanding shares of Deep Insight GP Company and managing partner of Deep Insight GP LP and (v) Eyal Kishon, as holder of 50% of the outstanding shares of Deep Insight GP Company and chairman of the board of directors of Deep Insight GP LP. Each of Barak Ben Elizer and Eyal Kishon disclaims beneficial ownership over these shares. The address of Deep Insight is c/o 2 Rachel Imeinu St., Modiin, Israel.

(3)	The shares that may be sold under this prospectus are comprised of (i) 2,858,776 Pre-Funded Warrant Shares and (ii) 2,858,776 Series A Warrant Shares.

(4)
The shares are to be directly held by Israel Biotech Fund II, L.P., a Cayman Islands exempted limited partnership (”IBF II”). Israel Biotech Fund GP Partners II, L.P, a Cayman Island exempted limited partnership (“IBF”), is the sole general partner of IBF II and I.B.F. Management, Ltd., an Israeli private company (“IBF Management”), is the sole general partner of IBF. The shares may be deemed to be indirectly beneficially owned by (i) IBF, (ii) IBF Management, (iii) David Sidransky, as a managing partner of IBF, (iii) Yuval Cabilly, as a managing partner of IBF and (iv) Ido Zairi, as a managing partner of IBF. Each of David Sidransky, Yuval Cabilly and Ido Zairi disclaims beneficial ownership over these shares. The address of IBF II is c/o 75 Fort Street, Clifton House, PO Box, 1350, KY1-1108, Grand Cayman, Cayman Islands.

(5)	The shares that may be sold under this prospectus are comprised of (i) 2,858,776 Pre-Funded Warrant Shares and (ii) 2,858,776 Series A Warrant Shares.

(6)
The shares are to be directly held by New Era Capital Partners II, LP (“New Era”), and may be deemed to be indirectly beneficially owned by (i) Ran Simha, as a Managing Partner of New Era, and (ii) Gideon Argov. as a Managing Partner of New Era. The address of New Era is c/o 3 Rothschild Blvd., Tel-Aviv 6688106, Israel.

(7)	The shares that may be sold under this prospectus are comprised of (i) 1,715,266 Pre-Funded Warrant Shares and (ii) 1,715,266 Series A Warrant Shares.

(8)
The shares are to be directly held by Discount Capital Ltd, an Israeli company (“Discount Capital”), and may be deemed to be indirectly beneficially owned by Israel Discount Bank Ltd, an Israeli Company (“Discount Bank”) as Discount Capital is a wholly-owned subsidiary of Discount Bank. The address of Discount Capital is c/o 22 Rothschild Blvd., 18th floor, Tel Aviv, Israel.

(9)	The shares that may be sold under this prospectus are comprised of (i) 1,600,915 Pre-Funded Warrant Shares and (ii) 1,600,915 Series A Warrant Shares.

(10)
The shares are currently held or will be directly held by Armistice Capital Master Fund Ltd. (“Armistice Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of Armistice Master Fund and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital disclaims beneficial ownership of the shares except to the extent of his respective pecuniary interests therein. The address of Armistice Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(11)	These shares are comprised of (1) 1,500,000 ordinary shares and (2) 2,285,714 RD Warrant Shares.

(12)
The shares that may be sold under this prospectus are comprised of 2,285,714 RD Warrant Shares. Armistice Master Fund may not exercise the RD Warrants to the extent such exercise would cause Armistice Master Fund, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise.

(13)
Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP (“Altium Growth”), has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth. Each of Altium Growth and Jacob Gottlieb disclaims beneficial ownership over these securities. The principal address of Altium Capital Management, LP is c/o 152 West 57th Street, 20th Floor, New York, NY 10019

(14)	These shares are comprised of (1) 1,170,659 ordinary shares and (2) 1,332,656 RD Warrant Shares.

(15)
The shares that may be sold under this prospectus are comprised of 1,332,656 RD Warrant Shares. Altium Growth may not exercise the RD Warrants to the extent such exercise would cause Altium Growth, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise.

(16)	The shares that may be sold under this prospectus are comprised of (i) 571,755 Pre-Funded Warrant Shares and (ii) 571,755 Series A Warrant Shares.

(17)
The shares are currently held or will be directly held by Investor Company ITF Rosalind Master Fund L.P., a Cayman Islands partnership (“Rosalind Master Fund”), and may be deemed to be indirectly beneficially owned by (i) Steven Salamon, as Portfolio Manager of Rosalind Master fund and (ii) Gil Aharon, as Portfolio Manager of Rosalind Master Fund. Steven Salamon disclaims beneficial ownership over these shares. The address of Investor Company ITF Rosalind Master Fund is c/o TD Waterhouse, 77 Bloor Street West, 3rd Floor, Toronto, ON M5S 1M2.

(18)	These shares are comprised of (1) 1,248,868 ordinary shares and (2) 1,142,858 RD Warrant Shares.

(19)
The shares that may be sold under this prospectus are comprised of 1,142,858 RD Warrant Shares. Investor Company ITF Rosalind Master Fund may not exercise the RD Warrants to the extent such exercise would cause Rosalind Master Fund, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise.

(20)
DAFNA Capital Management LLC is the sole general partner of DAFNA LifeScience, LP (“DAFNA LifeScience”). The Chief Executive Officer and Chief Investment Officer of DAFNA Capital Management LLC are Dr. Nathan Fischel and Dr. Fariba Ghodsian, respectively. These individuals may be deemed to have shared voting and investment power of the shares held by DAFNA LifeScience. Each of Dr. Fischel and Dr. Fariba disclaim beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein. The address of DAFNA Lifescience is c/o DAFNA Capital Management LLC, 10990 Wilshire Blvd., Suite 1400, Los Angeles, CA 90024.

(21)	These shares are comprised of (1) 1,078,571 ordinary shares and (2) 1,078,571 RD Warrant Shares.

(22)
The shares that may be sold under this prospectus are comprised of 1,078,571 RD Warrant Shares. DAFNA Lifescience may not exercise the RD Warrants to the extent such exercise would cause DAFNA Lifescience, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise.

(23)
The selling shareholder was issued compensation warrants as a designee of Wainwright in connection with the Offerings. Each of the selling shareholders is an associated person of Wainwright, a registered broker dealer and has a registered address of c/o H.C. Wainwright & Co. 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the Wainwright Warrants held. The selling shareholder purchased the Wainwright Warrants in the ordinary course of business and, at the time the Wainwright Warrants were acquired, the selling shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Each selling shareholder may not exercise the Wainwright Warrants to the extent such exercise would cause each selling shareholder, together with his affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise, or, upon notice to us, 9.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares issuable upon exercise of such securities which have not been so exercised.

(24)	Consists of 558,803 Wainwright Warrant Shares.

(25)
DAFNA Capital Management LLC is the sole general partner of DAFNA LifeScience Select, LP (“DAFNA LifeScience Select). The Chief Executive Officer and Chief Investment Officer of DAFNA Capital Management LLC are Dr. Nathan Fischel and Dr. Fariba Ghodsian, respectively. These individuals may be deemed to have shared voting and investment power of the shares held by DAFNA LifeScience Select. Each of Dr. Fischel and Dr. Fariba disclaim beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein.The address of DAFNA Lifescience Select is c/o DAFNA Capital Management LLC, 10990 Wilshire Blvd., Suite 1400, Los Angeles, CA 90024.

(26)	These shares are comprised of (1) 350,000 ordinary shares and (2) 350,000 RD Warrant Shares.

(27)
The shares that may be sold under this prospectus are comprised of 350,000 RD Warrant Shares. DAFNA Lifescience Select may not exercise the RD Warrants to the extent such exercise would cause DAFNA Lifescience Select, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise.

(28)
The shares are current held or will be directly held by Sphera Biotech Master Fund, a Cayman Islands hedge fund (“Sphera Biotech”). Sphera Biotech is managed by Sphera Healthcare US Inc. (“Sphera Healthcare”). As such, these shares may be deemed to be indirectly beneficially owned by Doron Breen, as Portfolio Manager of Sphera Healthcare. The address of Sphera Biotech is c/o Tou Towers 4-6 Yitzhak Sade, Tel Aviv, Israel.

(29)	These shares are comprised of (1) 342,858 ordinary shares and (2) 342,858 RD Warrant Shares.

(30)	The shares that may be sold under this prospectus are comprised of 342,858 RD Warrant Shares.

(31)
The shares are current held or will be directly held by Sphera Master Fund LP, a British Virgin Island hedge fund (“Sphera Master”). Sphera Master is managed by Sphera Funds Management. As such, these shares may be deemed to be indirectly beneficially owned by Ron Senator, as Portfolio Manager of Sphera Funds Management. The address of Sphera Master is c/o Tou Towers 4-6 Yitzhak Sade, Tel Aviv, Israel.

(32)	These shares are comprised of (1) 345,722 ordinary shares and (2) 342,858 RD Warrant Shares.

(33)	The shares that may be sold under this prospectus are comprised of 342,858 RD Warrant Shares.

(34)	Consists of 274,500 Wainwright Warrant Shares.

(35)	These shares are comprised of (1) 64,100 ordinary shares, (2) 114,351 Pre-Funded Warrant Shares and (3) 114,351 Series A Warrant Shares.

(36)	The shares that may be sold under this prospectus are comprised of (i) 114,351 Pre-Funded Warrant Shares and (ii) 114,351 Series A Warrant Shares.

(37)
The shares are current held or will be directly held by Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“Lincoln Park”). Joshua Scheinfeld and Jonathan Cope, the principals of Lincoln Park, are deemed to be beneficial owners of all the shares owned by Lincoln Park, each sharing voting and disposition power. The address of Lincoln Park is c/o 440 N. Wells St., Suite 410, Chicago, IL 60654.

(38)	These shares are comprised of (1) 186,00 ordinary shares and (2) 200,00 RD Warrant Shares.

(39)
The shares that may be sold under this prospectus are comprised of 200,000 RD Warrant Shares. Lincoln Park may not exercise the RD Warrants to the extent such exercise would cause Lincoln Park, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise.

(40)
The shares are currently held or will be directly held by Sphera Tech Master Fund LP, a Cayman Islands hedge fund (“Sphera Tech”). Sphera Tech is managed by Sphera Funds Management. As such, these shares may be deemed to be indirectly beneficially owned by Ron Senator, as Portfolio Manager of Sphera Funds Management. The address of Sphera Tech is c/o Tou Towers 4-6 Yitzhak Sade, Tel Aviv, Israel.

(41)	These shares are comprised of (1) 97,444 ordinary shares and (2) 171,427 RD Warrant Shares.

(42)	The shares that may be sold under this prospectus are comprised of 171,427 RD Warrant Shares.

(43)	These shares are comprised of (1) 12,957 ordinary shares, (2) 57,176 Pre-Funded Warrant Shares and (3) 57,176 Series A Warrant Shares.

(44)	The shares that may be sold under this prospectus are comprised of (i) 57,176 Pre-Funded Warrant Shares and (ii) 57,176 Series A Warrant Shares.

(45)
The shares are current held or will be directly held Masterplan Hedge Fund Limited Partnership, an Israel limited partnership (“Masterplan”), and may be deemed to be indirectly beneficially owned by (i) Yoram Hadar, as Partner of Masterplan and (2) Sagi Fridman, as Partner of Masterplan. The address of Masterplan is c/o 2 Hayarkon St., Bnei Brak, c/o Hazavim Funds.

(46)	These shares are comprised of (1) 118,940 ordinary shares and (2) 114,285 RD Warrant Shares.

(47)	The shares that may be sold under this prospectus are comprised of 114,285 RD Warrant Shares.

(48)
Mitchell P. Kopin and Daniel B. Asher each of whom are managers of Intracoastal Capital, LLC (“Intracoastal”), share voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address of Intracoastal is c/o 245 Palm Trail, Delray Beach, Florida 33483.

(49)	The shares that may be sold under this prospectus are comprised of 100,000 RD Warrant Shares.

(50)	These shares are comprised of (1) 11,875 ordinary shares, (2) 45,740 Pre-Funded Warrant Shares and (3) 45,740 Series A Warrant Shares.

(51)	The shares that may be sold under this prospectus are comprised of (i) 45,740 Pre-Funded Warrant Shares and (ii) 45,740 Series A Warrant Shares.

(52)
Shay Lior and Yossi Tamar, each of whom are Partners of Lior Tamar Investment Ltd., an Israel limited liability company (“Lior Tamar”), have shared voting and dispositive power over shares held by Lior Tamar. As a result, each of Shay Lior and Yossi Tamar may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares reported herein that are held by Lior Tamar. The address of Lior Tamar is c/o 132 Menachem Begin St., Tel Aviv, Israel.

(53)	The shares that may be sold under this prospectus are comprised of 57,143 RD Warrant Shares.

(54)
The shares are current held or will be directly held by Pareto Pharmaceutical L.P., a Cayman Islands limited partnership (“Pareto”), and may be deemed to be indirectly beneficially owned by (i) Ori Heshkovittz, as Portfolio Manager of Pareto and (ii) Daniel Alon, as Portfolio Manager of Pareto. The address of Pareto is c/o Ahad HaAm 14, Tel Aviv, Israel.

(55)	The shares that may be sold under this prospectus are comprised of 57,143 RD Warrant Shares.

(56)
The shares are current held or will be directly held by L.R. Research & Development Ltd. (trust for the benefit of Prof. Lior Rosenberg) (“L.R. Trust”), and may be deemed to be indirectly beneficially owned by Prof. Lior Rosenberg, as sole beneficiary of L.R. Trust.

(57)	These shares are comprised of (1) 2,007,640 ordinary shares, (2) 24,585 Pre-Funded Warrant Shares and (3) 24,585 Series A Warrant Shares.

(58)
The shares that may be sold under this prospectus are comprised of (i) 24,585 Pre-Funded Warrant Shares and (ii) 24,585 Series A Warrant Shares. L.R. Trust may not exercise the PIPE Warrants to the extent such exercise would cause L.R. Trust, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise, or, upon notice to us, 9.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares issuable upon exercise of such securities which have not been so exercised.

(59)	Consists of 29,411 Wainwright Warrant Shares.

(60)	These shares are comprised of (1) 13,784 ordinary shares, (2) 5,718 Pre-Funded Warrant Shares and (3) 5,718 Series A Warrant Shares.

(61)	The shares that may be sold under this prospectus are comprised of (i) 5,718 Pre-Funded Warrant Shares and (ii) 5,718 Series A Warrant Shares.

(62)	Consists of 8,715 Wainwright Warrant Shares.

Relationships with the Selling Shareholders

Except as described below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us.

Each of Noam Rubinstein, Craig Schwabe, Michael Vasinkevich, and Charles Worthman, is associated persons of Wainwright, which served as our exclusive placement agent in connection with the Offerings, for which Wainwright received compensation.

Nachum Shamir currently serves as the Chairman of our Board.

David Fox currently serves as a Director on our Board.

Ofer Gonen is our Chief Executive Officer.

Boaz Gur-Lavie is our Chief Financial Officer.

Eric Shem-Tov is a member of our Advisory Board.

Lior Rosenberg, beneficiary of L.R. Research & Development Ltd., is our Founder and Chief Medical Officer.

TAXATION

The following is a general discussion of the material U.S. and Israeli tax consequences concerning the acquisition, ownership and disposition of our ordinary shares. It is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. This discussion is included for general information purposes only, does not purport to be complete, and does not constitute and is not a tax opinion or tax advice to any investor. You should consult your tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli Taxation

This section contains a general discussion of material Israeli tax consequences concerning the acquisition, ownership, and disposition of our ordinary shares purchased by investors in this offering. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Because parts of this discussion are based on tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the accuracy of the tax consequences described below.

Taxation of Our Shareholders

Capital Gains Taxes

Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares of Israeli companies, by both residents and non-residents of Israel unless a specific exemption is available or a tax treaty between Israel and the seller’s country of residence provides otherwise. The Tax Ordinance distinguishes between real capital gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s tax basis attributable to an increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary surplus is not currently subject to tax in Israel. The real capital gain is the excess of the total capital gain over the inflationary surplus.

Non-Israeli Resident Shareholders. The Israeli Income Tax Ordinance [New Version], 5721-1961 (the “Tax Ordinance”) generally imposes a capital gains tax on the disposition of capital assets by non-Israeli tax residents if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation, (iii) represent, directly or indirectly, rights to assets located in Israel, or (iv) a right in a foreign resident corporation, which in its essence is the owner of a direct or indirect right to property located in Israel (with respect to the portion of the gain attributed to the property located in Israel), unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise. Generally, a non-Israeli resident (whether an individual or a corporation) who derives capital gains from the sale of shares in an Israeli resident company purchased upon or after the registration of the shares on the on TASE or on a regulated market outside of Israel (such as Nasdaq) should be exempt from Israeli capital gains tax unless, among others, (i) the capital gain derived from the sale of shares was attributed to a permanent establishment that the non-Israeli resident shareholder maintains in Israel, or (ii) the Israeli resident company is classified as a real estate investment trust or ceased to be a real estate investment trust (as defined in the Tax Ordinance). Non-Israeli “body of persons” (as defined under the Tax Ordinance, which includes corporate entities, partnerships and other entities) will not be entitled to the foregoing exemption if Israeli residents, whether directly or indirectly: (i) have a controlling interest of more than 25% in such non-Israeli entity or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli entity as specified in section 68A of the Tax Ordinance. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

If not exempt, a non-Israeli resident shareholder would generally be subject to tax on capital gain at the ordinary corporate tax rate as specified in section 126 of the Tax Ordinance (23% in 2022), if generated by a company, or at a marginal tax rate according to section 121 of the Tax Ordinance but up to a rate of 25%, if generated by an individual, or 30%, if generated by an individual who is a “substantial shareholder” (as defined under the Tax Ordinance), at the time of sale or at any time during the preceding 12-month period (or if the shareholder claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares). A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include, among others, the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (a corporate tax rate for a corporation as specified in section 126 of the Tax Ordinance (23% in 2022)  and a marginal tax rate (up to 47% for an individual in 2022)  as specified in section 121 of the Tax Ordinance (excluding excess tax as discussed below)) unless contrary provisions in a relevant tax treaty apply. If the individual claims a deduction of interest and linkage fluctuation expenses in connection with the purchase or holding of the shares, the gain will generally be taxed at a fixed rate of 30% until the promulgation of regulations setting forth the rules and conditions for deduction of real interest and linkage differentials pursuant to section 101A(a)(9) and 101A(b) of the Tax Ordinance.

Additionally, a sale of shares by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty between Israel and the shareholder’s country of residence. For example, under the Convention Between the Government of the United States and the Government of the State of Israel with respect to Taxes of Income, as amended (the “the United States-Israel Tax Treaty”), the disposition of shares by a shareholder who (i) is a U.S. resident (for purposes of the United States-Israel Tax Treaty), (ii) holds the shares as a capital asset, and (iii) is entitled to claim the benefits afforded to such person by the United States-Israel Tax Treaty, is generally exempt from Israeli capital gains tax. Such exemption will not apply, inter alia, if (a) the capital gain arising from such sale, exchange or disposition is attributed to a permanent establishment that the shareholder maintains in Israel, (b) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting capital of the company at any time in the 12-month period preceding such sale, exchange or disposition, subject to certain conditions, (c) such U.S. resident is an individual and was present in Israel for a period or periods aggregating to 183 days or more during the relevant taxable year, (d) the capital gains arising from such sale, exchange or disposition is attributed to real estate located in Israel, or (e) the capital gain arising from such sale, exchange or disposition is attributed to royalties. In each case, the sale, exchange or disposition of our ordinary shares would be subject to Israeli tax, to the extent applicable.

Regardless of whether non-Israeli shareholders may be liable for Israeli capital gains tax on the sale of our ordinary shares, the payment of the consideration may be subject to withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the Israel Tax Authority (“ITA”) may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the ITA to confirm their status as non-Israeli tax residents, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold Israeli taxes at source.

In addition, with respect to mergers involving an exchange of shares, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of up to two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions in which the sellers receive shares in the acquiring entity that are publicly traded on a stock exchange, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of such shares has occurred. In order to benefit from the tax deferral, a pre-ruling from the ITA might be required.

At the sale of securities traded on a stock exchange a detailed return, including a computation of the tax due, must be filed and an advance payment must be paid on January 31 and July 30 of each tax year in respect of sales of securities made within the previous six months. However, if all tax due was withheld at the source according to applicable provisions of the Tax Ordinance and the regulations promulgated thereunder, the aforementioned return does not need to be filed provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and (iii) the taxpayer is not obliged to pay excess tax (as further explained below). Capital gains are also reportable on an annual income tax return.

Israeli Resident Shareholders. An Israeli resident will generally be subject to a capital gains tax as an individual on any real capital gain at the rate of 25%. However, where an individual shareholder claims a deduction for interest expenditures or he is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income,” as defined in section 2(1) of the Ordinance, are taxed at the marginal tax rates applicable to business income (up to 47% in 2022 including, excess tax, if any, as described below).

An Israeli resident corporation that derives capital gains from the sale of shares of an Israeli resident company will generally be subject to tax on the real capital gain generated on such sale at the corporate tax rate of 23%.

Dividends

Non-Israeli Resident Shareholders. Non-Israeli residents (whether individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, unless relief is provided under the provisions of an applicable tax treaty between Israel and the shareholder’s country of residence (provided that a certificate from the ITA allowing for a reduced withholding tax rate or a tax exemption is obtained in advance). With respect to a person who is a “substantial shareholder” (described above) at the time of receiving the dividend or on any time during the preceding 12 months, the applicable tax rate is 30%. Dividends paid on publicly traded shares, like our ordinary shares, to non-Israeli residents, are generally subject to Israeli withholding tax at a rate of 25%, so long as the shares are registered with a nominee company (whether or not the recipient is a substantial shareholder), unless a lower rate is provided under an applicable tax treaty (provided that a certificate from the ITA allowing for a reduced withholding tax rate is obtained in advance). However, a distribution of dividends to non-Israeli residents is generally subject to a withholding tax at the source at a rate of 15%, or such lower rate as may be provided in an applicable tax treaty, if the dividend is distributed from income attributed to a "Benefited or Approved Enterprise," and 20% if the dividend is distributed from income attributed to "Preferred Enterprise" as such term is defined in the Law for the Encouragement of Capital Investments, 5719-1959, or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced withholding tax rate).

For example, under the United States-Israel Tax Treaty and subject to the eligibility to the benefits under such treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the United States-Israel Tax Treaty) is 25%. However, for dividends not generated by an Approved Enterprise, Benefited Enterprise or Preferred Enterprises and paid to a U.S. corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, the maximum rate of withholding tax is generally 12.5%, provided that not more than 25% of the gross income of the Israeli resident paying corporation for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to a Benefited Enterprise are subject to withholding tax at the rate of 15% for such U.S. corporate shareholder, provided that the conditions related to the holding of 10% of our voting capital and to our gross income for the previous year (as set forth in the previous sentence) are met. The aforementioned rates under the United States-Israel Tax Treaty would not apply if the dividend income is derived through a permanent establishment of the U.S. resident in Israel.

If the dividend is attributable partly to income derived from a Benefited Enterprise and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel in respect of such income, provided, inter alia, that (i) such income was not derived from a business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and (iii) the taxpayer is not obliged to pay Excess Tax (as further explained below).

Israeli Resident Shareholders. An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and 15% if the dividend is distributed from income attributed to a Benefited Enterprise. If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from Israeli corporate tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax (although, if such dividends are subsequently distributed to Israeli individuals or non-Israeli shareholders, the above shall apply). An exempt trust fund, pension fund or other entity that is exempt from tax under Section 9(2) or Section 129(C)(a)(1) of the Ordinance is exempt from tax on dividend.

Excess Tax

Individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income exceeding NIS 663,240 for 2022 (which amount is linked to the annual change in the Israeli consumer price index), including, but not limited to, dividends, interest and capital gain.

Estate and Gift Tax

Israeli tax law presently does not impose estate or gift taxes.

Material U.S. Federal Income Tax Consequences

The following is a description of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares issued pursuant to this offering. This description addresses only the material U.S. federal income tax consequences of beneficial ownership of the ordinary shares held as capital assets. This description does not address tax considerations applicable to U.S. Holders that may be subject to special tax rules, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	dealers or traders in securities, commodities or currencies;

•	tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the U.S. Internal Revenue Code (the “Code”), respectively;

•	certain former citizens or long-term residents of the United States;

•	persons that received our ordinary shares as compensation for the performance of services;

•	persons that will hold our ordinary shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the ordinary shares being taken into account in an applicable financial statement;

•
partnerships (including entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our ordinary shares through such an entity;

•	S corporations;

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. Dollar;

•	persons that are residents or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States; and

•	holders that own or have owned directly or indirectly or by attribution 10.0% or more of the voting power or value of our shares.

Moreover, this description does not address any U.S. federal tax consequences other than U.S. federal income tax consequences. It does not address the U.S. federal estate, gift or alternative minimum tax consequences, Medicare consequences, or any state, local or foreign tax consequences, of the acquisition, ownership and disposition of our ordinary shares.

This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof, each of which is subject to change (possibly with retroactive effect). Any such change could affect the tax consequences described below. There can be no assurances that the U.S. Internal Revenue Service (the “IRS”), will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares or that such a position would not be sustained. Holders should consult their tax advisors concerning the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is:

•	an individual that is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if such trust has validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the trust’s substantial decisions.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of our ordinary shares.

Unless otherwise indicated, this discussion assumes that the Company is not, and will not become, a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. See “—Passive Foreign Investment Company Considerations” below.

You should consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares issued pursuant to this offering.

Distributions on our Ordinary Shares

U.S. Holders. We do not intend to pay cash dividends in the foreseeable future. However, if any distribution of property is made on our ordinary shares and you are a U.S. Holder, then, subject to the discussion below under “-Passive Foreign Investment Company Considerations,” the gross amount of any distribution made to you with respect to our ordinary shares (before reduction for any Israeli taxes withheld therefrom) will generally be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent such distribution exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of your adjusted tax basis in our ordinary shares (but not below zero) and thereafter as either long-term or short-term capital gain depending upon whether your holding period for our ordinary shares exceeds one year as of the time such distribution is received. However, we do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, if you are a U.S. Holder, you should expect that the entire amount of any distribution generally will be taxable as dividend income to you. Non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on ordinary shares applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) if certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. Such lower rate of taxation shall not apply if the Company is a PFIC with respect to the U.S. Holder for the taxable year in which it pays a dividend, or was a PFIC for the preceding taxable year. Finally, the dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders.

If you are a U.S. Holder, dividends paid to you with respect to our ordinary shares will generally be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from your taxable income or credited against your U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and recently issued U.S. Treasury regulations (“Foreign Tax Credit Regulations”) that apply to foreign income taxes paid or accrued in taxable years beginning on or after December 28, 2021 further restrict the availability of any such credit based on the nature of the tax imposed by the non-U.S. jurisdiction. You should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

Sale, Exchange or Other Taxable Disposition of Ordinary Shares

U.S. Holders. Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” if you are a U.S. Holder, you generally will recognize gain or loss on the sale, exchange or other taxable disposition of our ordinary shares equal to the difference between the amount realized on such sale, exchange or other taxable disposition and your adjusted tax basis in such ordinary shares, and such gain or loss will generally be capital gain or loss. If any Israeli tax is imposed on the sale, exchange or other taxable disposition of our ordinary shares, a U.S. Holder’s amount realized will include the gross amount of the proceeds of such disposition before deduction of the Israeli tax. The adjusted tax basis in an ordinary share generally will be equal to the cost of such ordinary share. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other taxable disposition of our ordinary shares will generally be eligible for a preferential rate of taxation applicable to capital gains if your holding period for such ordinary shares exceeds one year. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code.

Any gain or loss that a U.S. Holder recognizes on the sale, exchange or other taxable disposition of our ordinary shares generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes. Because you may use foreign tax credits to offset only the portion of U.S. federal income tax liability that is attributed to foreign source income in the same category, you may be unable to claim a foreign tax credit with respect to Israeli tax, if any, imposed on any such U.S.-source gain. Additionally, as discussed above, the Foreign Tax Credit Regulations may further limit your ability to claim such a foreign tax credit, depending on the nature of such Israeli tax. In addition, if you are eligible for the benefit of the income tax convention between the United States and the State of Israel and pay Israeli tax in excess of the amount applicable to you under such convention or if the Israeli tax paid is refundable, you will not be able to claim any foreign tax credit with respect to such Israeli tax. You should consult your tax advisor as to whether the Israeli tax on gains may be creditable against your U.S. federal income tax on foreign-source income from other sources.

Passive Foreign Investment Company Considerations

If we were to be classified as a PFIC for any taxable year, a U.S. Holder of our ordinary shares would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either:

•	at least 75% of its gross income is “passive income”; or

•
at least 50% of the average quarterly value of its total gross assets (which may be determined in part by the market value of our ordinary shares, which is subject to change) is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. If we are classified as a PFIC for any year with respect to which a U.S. Holder owns our ordinary shares, then, in the absence of any special elections, we will generally continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our ordinary shares. Certain elections (such as a deemed sale election) may be available under certain circumstances.

Based on current estimates of our gross income and the estimated fair market value of our gross assets and the nature of our business, we do not expect that we will be classified as a PFIC for the taxable year ending December 31, 2022. However, because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for the 2022 taxable year until after the close of the year. Moreover, we must determine our PFIC status annually based on tests which are factual in nature, and our status in future years will depend on our income, assets and activities in those years. Further, because the value of our gross assets is likely to be determined in large part by reference to our market capitalization, a decline in the value of our ordinary shares or an increase in the value of our passive assets (including cash and short term investments) may result in our becoming a PFIC. There can be no assurance that we will not be considered a PFIC for the current or any future taxable year.

If we are considered a PFIC for any taxable year, and you are a U.S. Holder, then unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period) and (b) any gain realized on the sale or other disposition of the ordinary shares. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (i) the excess distribution or gain had been realized ratably over your holding period, (ii) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax, at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (iii) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Distributions.” In addition, if we are a PFIC and we own directly or indirectly equity in any company that is also a PFIC (“lower-tier PFIC”), a U.S. Holder may also be subject to the adverse tax consequences described above with respect to any gain or “excess distribution” realized or deemed realized in respect of such lower-tier PFIC. Certain elections may be available that would result in an alternative treatment (such as mark-to-market treatment) of our ordinary shares.

If a U.S. Holder makes a valid mark-to-market election, then, in lieu of being subject to the tax and interest charge rules discussed above, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark- to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ordinary shares in a year for which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). A U.S. Holder’s adjusted tax basis in the ordinary shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules discussed above.

The mark-to-market election is available only if we are a PFIC and our ordinary shares are “regularly traded” on a “qualified exchange.” Our ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ordinary shares, are traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq Global Market is a qualified exchange for this purpose. Because a mark-to-market election generally cannot be made for any lower-tier PFICs , a U.S. Holder may continue to be subject to the tax and interest charge rules discussed above with respect to such holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes, including stock in lower-tier PFICs. If a U.S. Holder makes a mark-to market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless our ordinary shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election.

We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections if we are classified as a PFIC. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

If we are determined to be a PFIC, the general tax treatment for U.S. Holders described in this section would apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any of our subsidiaries that also may be determined to be PFICs.

If a U.S. Holder owns ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) or successor form with respect to the company, generally with the U.S. Holder’s federal income tax return for that year.

U.S. Holders should consult their tax advisors regarding whether we are a PFIC and the potential application of the PFIC rules.

Backup Withholding Tax and Information Reporting Requirements

United States backup withholding tax and information reporting requirements may apply to certain payments to certain holders of stock. Information reporting generally will apply to distributions (including constructive distributions) on, and proceeds from the sale, exchange or redemption of, our ordinary shares made within the United States or by a United States payor or United States middleman, to a holder of our ordinary shares, other than an exempt recipient (including a payee that is not a United States person that provides an appropriate certification and certain other persons). Payments made (and sales or other dispositions effected at an office) outside the U.S. will be subject to information reporting in limited circumstances. A payor will be required to withhold backup withholding tax from any payments of dividends (including constructive dividends) on, or the proceeds from the sale or redemption of, ordinary shares within the United States, or by a United States payor or United States middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number and a duly executed IRS Form W-9 or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements or to report dividends required to be shown on the holder’s U.S. federal income tax returns. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s United States federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.

Foreign Financial Asset Reporting

Certain U.S. Holders who are individuals (and certain entities) are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.

The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership, and disposition of our ordinary shares issued pursuant to this offering. You should consult your tax advisor concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares issued pursuant to this offering.

PLAN OF DISTRIBUTION

Each Selling Shareholder (for the purposes of this section, the “Selling Shareholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Global Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

•          ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;
•          block trades in which the broker‑dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•          purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;
•          an exchange distribution in accordance with the rules of the applicable exchange;
•          privately negotiated transactions;
•          settlement of short sales;
•          in transactions through broker‑dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;
•          through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•          a combination of any such methods of sale; or
•          any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker‑dealers engaged by the Selling Shareholders may arrange for other brokers‑dealers to participate in sales. Broker‑dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker‑dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel. Certain legal matters relating to U.S. law will be passed upon for us by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of MediWound Ltd. as of December 31, 2021, and for the year then ended, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of MediWound Ltd. for the year ended December 31, 2020 incorporated by reference in this prospectus by reference to MediWound Ltd.’s Annual Report on Form 20-F have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global Limited, an independent registered public accounting firm, as set forth in their report therein, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPENSES ASSOCIATED WITH THE REGISTRATION

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee and the FINRA filing fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC Registration Fee	$4,359.00
Legal fees and expenses	*
Accountants’ fees and expenses	*
Printer Fees	*
Miscellaneous	*
TOTAL	*

*  These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus and any accompanying prospectus supplement do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including its exhibits and schedules, for further information about us and the securities we may offer. Statements we make in this prospectus and any accompanying prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.

We are subject to the information reporting requirements of the Exchange Act. Under the Exchange Act, we are required to file annual and special reports and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

We maintain a corporate website at www.MediWound.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and, to the extent specifically designated therein, reports on Form 6-K we furnish to the SEC on or after the date on which this registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on March 17, 2022; and
•
our Reports of Foreign Private Issuer on Form 6-K, furnished to the SEC on March 22, 2022; May 12, 2022 (including the information contained in Exhibit 99.1 thereto, but excluding quotes of our senior management), May 17, 2022 (including the information contained in Exhibits 99.1 and 99.2 thereto, but excluding quotes of our senior management), May 17, 2022 (including the information contained in Exhibit 99.1 thereto, but excluding quotes of our senior management), June 9, 2022, June 30, 2022 (including the information contained in Exhibit 99.1 thereto, but excluding quotes of our senior management), July 7, 2022 (including the information contained in Exhibit 99.1 thereto, but excluding quotes of our senior management), July 11, 2022 (including the information contained in Exhibit 99.1 thereto, but excluding quotes of our senior management), July 12, 2022 (excluding Exhibit 99.1), July 19, 2022, August 3, 2022 (including the information contained in Exhibit 99.1 thereto, but excluding quotes of our senior management), August 8, 2022 (including the information contained in Exhibit 99.1 thereto, but excluding quotes of our senior management), August 9, 2022 (including the information contained in Exhibit 99.1 thereto, but excluding quotes of our senior management), September 20, 2022 (including the information contained in Exhibit 99.1 thereto, but excluding quotes of our senior management), September 26, 2022, October 21, 2022 and November 9, 2022; and

•
the description of our ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on March 12, 2014, as updated by the description of our ordinary shares filed as Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2021.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

MediWound Ltd.
c/o LifeSci Advisors
Attn: Monique Kosse, Managing Director
Email: monique@lifesciadvisors.com
Tel: (212) 915-3820

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors, officers and any Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court arising out of the offerings under this prospectus or any purchase or sale of securities in connection with any such offering(s). Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

•
the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law prevailing in Israel;

•	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;
•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
•	the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;
•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;
•	an action between the same parties in the same matter was not pending in any Israeli court at the time at which the lawsuit was instituted in the foreign court; and
•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

28,153,058 Ordinary Shares

PROSPECTUS

PART II:
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Under the Israeli Companies Law, 5759, 1999, or the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association do include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;
•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and
•	a financial liability imposed on the office holder in favor of a third party.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the office holder;
•	an act or omission committed with intent to derive illegal personal benefit; or
•	a fine, civil fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Israeli Companies Law. We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law. In addition, we have entered into agreements with each of our directors and executive officers exculpating them from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by our articles of association and Israeli Law.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we issued securities which were not registered under the Securities Act as set forth below. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

The following is a summary of transactions during the preceding three fiscal years involving sales of our securities that were not registered under the Securities Act:

•
In September 2022, we issued (i) 9,853,058 unregistered pre-funded warrants to purchase up to 9,853,058 ordinary shares and (ii) 9,853,058 unregistered ordinary share warrants to purchase up to 9,853,058 ordinary shares to certain investors for approximately $17.24 million in aggregate gross proceeds (the “PIPE Offering”). The pre-funded warrants have an exercise price of $0.001 per share and the ordinary share warrants have an exercise price of $1.925.

•
In September 2022, we issued 7,575,513 unregistered ordinary share warrants to purchase up to 7,575,513 ordinary shares, concurrently with a registered sale of 7,575,513 ordinary shares, to certain investors for approximately $13.26 million in aggregate gross proceeds (the “RD Offering,” and together with the PIPE Offering, the “Offerings”). The ordinary share warrants have an exercise price of $1.925.

•
In September 2022, we issued 871,429 unregistered ordinary share warrants to purchase up to 871,429 ordinary shares to H.C. Wainwright & Co., LLC (or its designees) as part of the consideration paid to H.C. Wainwright & Co., LLC in connection with their role as exclusive placement agent in the Offerings. The ordinary share warrants have an exercise price of $2.1875.

•	We granted share options to employees, directors and consultants, covering an aggregate of 5,287,209 ordinary shares with a weighted average exercise price of $4.02 and 327,070 RSUs.

Item 8. Exhibits.

a)	The Exhibit Index is hereby incorporated herein by reference.

b)	Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the Consolidated Financial Statements and related notes thereto.

Item 9. Undertakings.

a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.
That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7.
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

3.1
Amended and Restated Articles of Association of the Registrant, as amended (filed as Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F (File No. 001-36349), filed with the SEC on March 7, 2022)

3.2	Memorandum of Association of the Registrant (filed as Exhibit 3.3 to Amendment No. 2 to the Registrant’s registration statement on Form F-1 (File No. 333-193856), filed with the SEC on March 3, 2014)
4.1
Specimen Ordinary Share Certificate of MediWound Ltd. (filed as Exhibit 4.1 to Amendment No. 2 to the Registrant’s registration statement on Form F-1 (File No. 333-193856), filed with the SEC on March 3, 2014).

4.2
Amended and Restated Registration Rights Agreement by and among the Registrant and certain shareholders of the Registrant (furnished to the SEC on May 5, 2021 as Appendix B to the Registrant’s proxy statement for its 2021 annual general meeting of shareholders held on June 15, 2021 and attached as Exhibit 99.1 to the Registrant’s report of foreign private issuer on Form 6‑K (File No. 001‑36349))

4.3
Information Rights Agreement by and between Clal Biotechnology Industries Ltd. and the Registrant (filed as Exhibit 3.3 to Amendment No. 2 to the Registrant’s registration statement on Form F-1 (File No. 333-193856), filed with the SEC on March 3, 2014)

4.4	Form of Registration Rights Agreement (filed as Exhibit 10.3 to the Registrant’s report of foreign private issuer on Form 6‑K (File No. (001-36349)
4.5
Founders and Shareholders Agreement, dated January 2001, by and among Clal Biotechnology Industries Ltd., L.R. R & D Ltd., Professor Lior Rosenberg and the Registrant (filed with the SEC on February 10, 2014 pursuant to the Registrant’s registration statement on Form F‑1 (File No. 333‑193856))

4.6	Form of Pre-Funded Warrant (filed as Exhibit 4.3 to the Registrant’s report of foreign private issuer on Form 6‑K (File No. (001-36349))
4.7	Form of Series A Warrant (filed as Exhibit 4.2 to the Registrant’s report of foreign private issuer on Form 6‑K (File No. (001-36349))
4.8	Form of RD Warrant (filed as Exhibit 4.1 to the Registrant’s report of foreign private issuer on Form 6‑K (File No. (001-36349))
4.9	Form of Wainwright Warrant (filed as Exhibit 4.4 to the Registrant’s report of foreign private issuer on Form 6‑K (File No. (001-36349))
4.10
Form of RD Securities Purchase Agreement, dated September 22, 2022, by and between the Company  and the several purchasers listed on the signature pages thereto (filed as Exhibit 10.1 to the Registrant’s report of foreign private issuer on Form 6‑K (File No. (001-36349))

4.11
Form of PIPE Securities Purchase Agreement, dated September 22, 2022, by and between the Company and the several purchasers listed on the signature pages thereto (filed as Exhibit 10.2 to the Registrant’s report of foreign private issuer on Form 6‑K (File No. (001-36349))

5.1*	Opinion of Meitar | Law Offices.
21.1	List of Subsidiaries (filed with the SEC on February 25, 2021 pursuant to the Registrant’s annual report on Form 20-F for the year ended December 31, 2020 (File No. 001-36349))
23.1*	Consent of Somekh Chaikin, a member firm of KPMG International, an independent registered public accounting firm
23.2*	Consent of Kost Forer Gabbay & Kasierer, a member firm of Ernst & Young Global, an independent registered public accounting firm
23.3*	Consent of Meitar | Law Offices. (included in Exhibit 5.1).
24.1*	Power of Attorney (contained in the signature page to this registration statement).
107*	Calculation of Filing Fee.

 * Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yavne, Israel on this 10th day of November 2022.

MediWound Ltd.

By:	/s/ Ofer Gonen
Name:	Ofer Gonen
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Ofer Gonen and Boaz Gur-Lavie, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on November 10, 2022 in the capacities indicated:

Signature	Title

/s/ Ofer Gonen	Chief Executive Officer and Director
Ofer Gonen	(principal executive officer)

/s/ Boaz Gur-Lavie	Chief Financial Officer
Boaz Gur-Lavie	(principal financial and principal accounting officer)

/s/ Nachum (Homi) Shamir	Chairman
Nachum (Homi) Shamir

/s/ Stephen Wills	Director
Stephen Wills

/s/ Vickie Driver	Director
Vickie Driver

/s/ David Fox	Director
David Fox

/s/ Sharon Kochan	Director
Sharon Kochan

/s/ Sharon Malka	Director
Sharon Malka

/s/ Nissim Mashiach	Director
Nissim Mashiach

/s/ Assaf Segal	Director
Assaf Segal

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of MediWound Ltd. has signed this registration statement on November 10, 2022.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director